Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Skechers U.S.A., Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-87011, 333-87009, 333-71114, 333-135049 and 333-147095) on Form S-8 of Skechers U.S.A., Inc. of our report dated March 1, 2011, with respect to the consolidated statements of operations, comprehensive income, equity, and cash flows of Skechers U.S.A., Inc. and subsidiaries for the year ended December 31, 2010, and the related financial statement schedule, which report appears in the December 31, 2012 annual report on Form 10-K/A of Skechers U.S.A., Inc.

/s/ KPMG LLP

Los Angeles, California

July 31, 2013